Independent Auditors' Consent

The Board of Directors
Ronson Corporation:

We consent to incorporation by reference in the Registration Statements (No. 2-87783, No. 33-13696, No. 33-25240 and No. 33-21042) on Forms S-8, S-2, S-8 and S-2, respectively, of Ronson Corporation of our report, dated March 7, 2000, relating to the consolidated balance sheet, statements of operations, statements of changes in stockholders' equity and cash flows of Ronson Corporation and subsidiaries for the year ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-KSB of Ronson Corporation.

DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
March 7, 2000